Exhibit 10.3

Severance Agreement and General Release

This Severance Agreement and Mutual Release (“Severance Agreement”) is made this 7th day of May, 2019 by and between Sally E. Bowers (hereinafter “Ms. Bowers”) and Franklin Synergy Bank, a Tennessee banking corporation (the “Bank”) (and Ms. Bowers and Bank sometimes hereinafter collectively referred to as the “Parties”).

WHEREAS, Ms. Bowers has been an employee of the Bank pursuant to which Ms. Bowers has served as the Executive Vice President/Chief Mortgage Officer of the Bank;

WHEREAS, the Bank and Ms. Bowers are parties to that certain Confidentiality, Non-Competition and Non-Solicitation Agreement dated January 29, 2014 (the “Non-Compete Agreement”) pursuant to which the Bank and Ms. Bowers have certain obligations to each other following Ms. Bower’s separation from employment with the Bank;

WHEREAS, the Bank and Ms. Bowers are parties to that certain Employment Agreement dated January 29, 2014 (the “Employment Agreement”) pursuant to which the Bank and Ms. Bowers have certain obligations to each other following Ms. Bowers’ separation from employment with the Bank;

WHEREAS, Ms. Bowers desires to voluntarily resign her employment; and

WHEREAS the Bank wishes to accept Ms. Bowers’ resignation and resolve any and all issues surrounding the termination of Ms. Bowers’ employment with the Bank in this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the terms stated herein, it is mutually agreed between the parties as follows:

1.Separation From Employment.  Ms. Bowers’ separation from employment with the Bank is effective on May 10, 2019 (the “Separation Date”), and all obligations between the parties under the Employment Agreement and the Non-Compete Agreement subsequent to Ms. Bowers’ separation will be calculated, applied and interpreted based upon such Separation Date.

2.Cessation of Regular Compensation.  The Bank will pay Ms. Bowers’ all earned wages up to her Separation Date.  These wages will be paid through the normal payroll processes, including applicable taxes and withholding.  Except as provided in Section 4 of this Agreement, Ms. Bowers shall not be entitled to any additional compensation of any kind whatsoever from the Bank from and after the Separation Date under the Employment Agreement, the Non-Compete Agreement or from any other circumstances.

3.Non-Compete Agreement.  Ms. Bowers’ obligations under Section 4 of the Non-Compete Agreement shall continue until the one year anniversary of Ms. Bowers’ Separation Date.  The Bank’s obligations to Ms. Bowers pursuant to Section 4 of this Agreement shall continue for the period provided therein so long as Ms. Bowers is not in violation of her obligations under Section 4 of the Non-Compete Agreement.

4.Total Severance Payment.  In consideration for Ms. Bowers’ obligations under the Non-Compete Agreement, the Bank shall pay Ms. Bowers twelve (12) months of Ms. Bowers’ current base pay of $132,934.00 less applicable taxes and withholding.  The severance amount, less the deductions noted above, will be payable to Ms. Bowers in equal bi-monthly installments of $5,538.92 on the 15th day and the last day of each calendar month commencing May 15, 2019.  Additionally, the Bank shall pay Ms. Bowers one (1) times the average cash incentive bonus based on the last three (3) years averaged cash incentive bonus pay (which is equal to a total of $6,866.21 less applicable taxes and withholding) and will be paid in equal bi-monthly installments of $286.09 on the 15th day of the month and the last day of each month beginning on May 15, 2019.

5.Treatment of Stock Options and Restricted Stock.  As a result of Ms. Bowers’ resignation, any unvested awards of options, restricted stock, stock appreciation rights, or other forms of equity compensation or awards shall become fully vested as of Ms. Bowers’ Separation Date regardless of the terms of the 2017 Omnibus Equity Incentive Plan and any Awards and Award notices (as defined in such plan), and any other documents and plans pursuant to which such award of equity compensation was awarded.

6.Termination of All Fringe Benefits at Separation Date.  Ms. Bowers’ coverage under the Bank’s short term disability, long term disability, executive life and other employee benefit programs will end on the Separation Date.  Ms. Bowers’ coverage under the Bank’s healthcare program and policies, including medical, dental, and vision, will end at 11:59 p.m. on May 31, 2019. Ms. Bowers shall be eligible to continue health insurance coverage for herself through COBRA for as long as otherwise provided under COBRA, and subject to Ms. Bowers’ payment of any required premiums. Information regarding COBRA continuation coverage will be mailed to Ms. Bowers in the ordinary course of business.

7.Release of Age and All Other Claims.  Ms. Bowers agrees not to file, pursue or prosecute any suit, charge, complaint, action or claim of any nature whatsoever (and whether known or unknown) arising out of Ms. Bowers’ employment with the Bank, its subsidiaries, parent companies, and affiliated companies, or Ms. Bowers’ separation from such employment.  Ms. Bowers further hereby individually and collectively, for herself, her estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assignees, irrevocably and unconditionally releases and discharges the Bank and its respective related subsidiaries, parent companies, and their respective agents, directors, parent corporations, sister corporations, subsidiary corporations, affiliates, officers, employees, representatives, attorneys, insurers, predecessors and successors (hereinafter collectively referred to as the “Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, in law or equity, whether known or unknown, which Ms. Bowers ever had, or may have had, against Releasees since the beginning of time to the execution of this Agreement.

Claims being released under this Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state, or local statutes, ordinances, resolutions, regulations, constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which Ms. Bowers had, has ever had, now has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to:

(i)any and all claims which were, or could have been, asserted in any lawsuit or administrative action or proceeding;

(ii)any and all claims arising out of Ms. Bowers’ employment by the Releasees and Ms. Bowers’ separation from that employment;

(iii)any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964; 42 U.S.C.  §§ 1981, 1981A, 1983 and 1985; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Federal Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974; Executive Order 11246; the Tennessee Human Rights Act; each, as amended, any other similar federal, state, or local law or regulation, any claim for race, color, sex, age, disability, religious, and/or other forms of unlawful discrimination or harassment or retaliation, any claim under federal, state, local, or common law, any claim for breach of contract, any claim for wrongful discharge, any claim for outrageous conduct or intentional infliction of emotional distress, any claim for negligent or reckless infliction of emotional distress, any claim for assault or battery, any claim for retaliatory discharge or constructive discharge, any claim for defamation, libel or slander, any and all state law tort claims, and any and all claims that could have been brought by Ms. Bowers against Releasees arising out of or related to Ms. Bowers’ employment with, and/or separation of employment from the Bank;

(iv)any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage, and intentional or negligent infliction of emotional distress and outrage;

(v)any and all contract claims whether express or implied;

(vi)any and all claims for unpaid benefits or entitlements asserted under any Bank plan, policy, benefits offering or program except any vested retirement or pension benefits, if any, or as otherwise required by law or preserved in this Agreement; and

(vii)any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which Ms. Bowers is, claims to be or may be, entitled.

Nothing in this Agreement shall limit Ms. Bowers’ ability to participate in any investigation by, or to file a complaint or charge of discrimination with any federal or state administrative agency. Ms. Bowers agrees, however, that by signing this Agreement she expressly waives any right she may have to recover money damages in a suit brought by any state or federal governmental agency on her behalf. It is understood and agreed that this release does not apply to claims for breach of this Agreement, claims related to vested employee benefits, claims for unemployment compensation benefits, claims for workers’ compensation benefits or any other claims that are not waivable by law.

8.Agreement Not to Sue.  In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Bowers hereby further agrees that if any claim referenced herein is filed, pursued, or otherwise prosecuted by Ms. Bowers, individually or collectively, or by any persons or entities, by or through her or on her behalf, individually or collectively, Ms. Bowers waives her rights to relief from such claim, including the right to attorneys’ fees, costs and any and all other relief whether legal or equitable, sought in such claim, and agrees to indemnify and hold Releasees harmless from such claim, including attorneys’ fees and costs.  If Ms. Bowers violates this Agreement by suing the Bank or the Releasees, Ms. Bowers agrees that she will pay all costs and expenses of defending against the suit incurred by the Bank or the Releasees.  Nothing in this Section 8 will prevent Ms. Bowers from bringing claims against the Bank arising out of a breach of this Agreement.

9.Absence of Claims.  Ms. Bowers also acknowledges, represents and warrants that she has not filed or assigned to any person or entity any claims, charges, complaints, or grievances against the Bank.

10.Business Expenses. Any outstanding business expenses incurred through the Separation Date for which Ms. Bowers may be seeking reimbursement shall be submitted by Ms. Bowers to Jan Carlson, HR Manager, on or before May 31, 2019. Provided Ms. Bowers complies with this Section 10 and the expenses submitted for reimbursement are reasonable, the Bank will process the expense check according to established business practices within thirty (30) days of receipt.

11.Return of Property. Ms. Bowers further acknowledges and agrees on the Separation Date that she shall return to the Bank, or its appropriate related and/or subsidiary companies, any and all Bank property, including but not limited to, keys/fobs to the Bank’s properties, passwords, electronic passwords, documents, handbooks, policies and procedures, client lists, personnel ID’s, all written or electronically recorded materials that Ms. Bowers has in her possession or control concerning information that relates to the business of the Bank, including without limitation, all financial information, budgets, projections, personnel information, insurance records, information relating to any lawsuits, customer information, and all summaries, extracts and notes relating thereto.  In addition, Ms. Bowers agrees that neither she nor her attorneys or other agents will keep any originals or copies of the foregoing retained or acquired by Ms. Bowers during or following Ms. Bowers’ employment with the Bank.  Ms. Bowers further acknowledges that she will not destroy any information in her custody or possession relating to or belonging to the Bank.

12.Non-Disparagement.  In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Bowers further agrees she will not do or say anything that would have the effect of diminishing or damaging the goodwill and good reputation of the Bank, its related or subsidiary companies, officers, directors, employees or the Bank’s products and services.

13.Cooperation.  In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Bowers agrees to cooperate fully and assist the Bank in connection with any current or subsequent legal, administrative or regulatory matter or other proceedings involving the Bank.

14.Advice to Seek Counsel/Time to Consider. Ms. Bowers further acknowledges that the Bank has advised Ms. Bowers that she may consult an attorney of Ms. Bowers’ choosing, at her own expense to consider the terms of this Severance Agreement.

15.No Admission of Wrongdoing. It is understood and agreed that this Agreement does not and shall not constitute an admission by the Bank or Ms. Bowers that it or she has violated any law or any right of the other.

16.Confidentiality.  In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Bowers agrees to hold this Agreement and its terms in confidence and not to disclose or discuss the existence of this Agreement or its contents with anyone, including employees of the Bank and its affiliates, except her attorney/s and immediate family members.

17.Severability/Enforcement. Should this Agreement be held invalid or unenforceable, (in whole or in part), with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

18.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee, and its terms shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against either of the Bank or Ms. Bowers.

19.Whole Agreement. The Parties further agree that this Severance Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between them which have not been fully incorporated by reference into this document.  This Agreement may be amended or superseded only by a subsequent writing executed by all Parties.

20.Knowing and Voluntary Agreement. The Parties represent and certify that they have carefully read and fully understand all of the provisions of this Agreement, that they have had ample and adequate opportunity to thoroughly discuss all aspects of this Agreement with legal counsel of their own choosing, that they are voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.

21.Internal Revenue Code Section 409A. The Bank intends that if any payments and benefits are provided under this Severance Agreement they shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Severance Agreement shall be construed in a manner that supports the Bank’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Bank may amend the Severance Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A, provided however that any such amendment will not otherwise modify the material financial terms of this Severance Agreement. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Severance Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Severance Agreement, and (b) terms used in this Severance Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Bank, its Board, its officers, its employees, any of the Bank’s committees nor its or their designees or agents shall be liable to Ms. Bowers or other persons for actions, decisions or determinations made in good faith.  If this provision prevents the payment or distribution of any non-exempt deferred compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service.”  Finally, neither the Bank nor Ms. Bowers shall accelerate the timing of any payment to be made under this Severance Agreement, and neither may defer any payment to a future date, except as may be expressly permitted by regulations issued under IRS Code Section 409A.

22.Jury Trial Waiver. The Parties hereto respectively waive their rights to a trial by jury with regard to any matter addressed in or arising out of this Agreement.

23. Venue. The Parties hereto agree that the exclusive venue for any litigation arising under or out of this Agreement shall be in any state court located in Williamson County, Tennessee.

(Signature page follows)

I UNDERSTAND AND AGREE THAT THIS SEVERANCE AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS, INCLUDING KNOWN AND UNKNOWN CLAIMS, WHICH I MIGHT HAVE AS OF THIS DATE.

/s/ Sally Bowers
SALLY E. BOWERS
Date:	May 7, 2019
FRANKLIN SYNERGY BANK
By:	/s/ J. Myers Jones, III
J. MYERS JONES, III
Title:	Interim Chief Executive Officer
Date:	May 7, 2019